UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25


                          NOTIFICATION OF LATE FILING


(Check  One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F  [ ]Form 11-K
[X] Form 10-Q  [ ] Form N-SAR

                      For Period Ended: September 30, 2003

[   ]     Transition  Report  on  Form  10-K
[   ]     Transition  Report  on  Form  20-F
[   ]     Transition  Report  on  Form  11-K
[   ]     Transition  Report  on  Form  10-Q
[   ]     Transition  Report  on  Form  N-SAR

                      For the Transition Period Ended: N/A

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If  the  notification relates to a portion of the filing checked above, identify the  Item(s)  to  which  the  notification  relates:

PART  I  -  REGISTRANT  INFORMATION

DCM  ENTERPRISES
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Full  Name  of  Registrant

CRT  CORPORATION
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Former  Name  if  Applicable

8635  W.  SAHARA  AVENUE,  SUITE  433
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Address  of  Principal  Executive  Office  (Street  and  number)

LAS  VEGAS,  NEVADA  89119
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City,  State  and  Zip  Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART  III  -  NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED.)

We were not able to complete the required report for this period on a timely basis without unreasonable effort and expense. We expect to file the required report with the allotted extension.


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PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                    ALBERT REDA                         949-394-5676
               --------------------            -----------------------------
                      (Name)                   (Area Code + Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is
     no, identify report(s).                               [X] Yes    [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof:                                              [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 DCM ENTERPRISES
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 13, 2003              By:  /s/ Albert  Reda
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                                           Albert Reda, President


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